Exhibit 99

Retek Announces a 100 Percent Sequential Increase In GAAP EPS

Fourth Quarter Performance Exceeds Analyst Consensus Estimates

Minneapolis — January 27, 2005 — Retek Inc. (NASDAQ: RETK) today reported results for its fourth quarter ended December 31, 2004:

•	On a GAAP basis, the Company reported fourth quarter 2004 basic and diluted net income of $0.08 per share compared with basic and diluted net income of $0.04 per share for the third quarter of 2004 and a basic and diluted net loss of $0.04 per share for the fourth quarter of 2003.

•	On a non-GAAP operational basis, which excludes non-cash expenses for stock-based compensation, amortization of intangibles, accelerated depreciation, and certain other non-cash charges, and which includes an estimated provision for income taxes, the Company reported a net profit of $0.07 per share for the fourth quarter of 2004 compared with earnings per share of $0.06 for the third quarter of 2004 and earnings per share of $0.02 for the fourth quarter of 2003.

•	Total revenue was $39.8 million and software license and maintenance revenue was $21.7 million compared with total revenue of $41.3 million and software license and maintenance revenue of $24.3 million for the third quarter of 2004. For the fourth quarter of 2003, the Company had reported total revenue of $44.1 million and software license and maintenance revenue of $24.6 million. The contract value for software license fees signed during the fourth quarter of 2004 was $15.7 million and included agreements with five new customers and five contracts greater than $1 million of value.

•	Services revenue was $18.1 million for the fourth quarter of 2004 compared with $17.1 million in the third quarter of 2004 and $19.4 million for the fourth quarter of 2003. The sequential increase in services revenue was expected as the third quarter revenue had been held lower due to lower levels of custom modification work and the timing of implementations preceding the release of Retek Xi.

Gross margin, excluding amortization expense related to purchased software of $0.9 million, improved to 58.2 percent in the fourth quarter, remaining above 50 percent for the third consecutive quarter. Gross margin (excluding amortization expense) improvements resulted from both strong service margin levels and increased license margins. GAAP gross margin, which includes the non-cash purchased software amortization, was 56 percent in the fourth quarter.

Cash and investments, as of December 31st, increased to nearly $103 million, or 15 percent, from the end of the third quarter. This total is net of a $4.5 million cash outlay for the acquisition of certain assets from Syncra Systems, Inc. Deferred revenue also increased, totaling $42 million at December 31, 2004, up from $38 million at the end of the third quarter of 2004. Days sales outstanding (DSO) declined to 67 days in the fourth quarter, as compared to 84 days in the third quarter of 2004 and is below the low end of the company’s targeted range of 70 to 90 days.

Commenting on the results, Retek’s President and CEO Marty Leestma said, “I am pleased with our financial results this quarter. We’ve firmly demonstrated the leverage and scalability of our earnings model. In the fourth quarter, we achieved record levels of earnings per share, added significantly to cash balances, increased deferred revenues and maintained gross margins above 50 percent for the third consecutive quarter. Our new go-to-market solution unit approach has resulted in an organization that can generate profits, in what continues to be a challenging environment.

I am very excited by the recent launch of Retek Xi. This platform continues to gain traction and we are very pleased by the number of new and existing clients that are choosing to migrate to this technology. Retek Xi enables true multi-channel and customer-centric retailing while delivering IT simplification and the ability to recognize greater speed to value. Clients are already predicting significant benefits from the adoption of Retek Xi applications. Certainly, Xi is changing the playing field and setting new standards in the industry.

During the quarter, we also extended our supply chain management offering through the acquisition of certain assets of Syncra Systems. The addition of the leading best-of-breed provider of CPFR® technology to our Retek Xi application suite allows retailers to incorporate business intelligence from their suppliers to create more effective plans and forecasts despite changing market conditions. While the acquisition was neutral to revenue and earnings in the fourth quarter, we believe that it will provide expanded opportunities for Retek in the future.”

For the full year 2004, the Company reported total revenue of $174.2 million, compared with total revenue of $168.3 million in 2003. Software license and maintenance revenue was $97.6 million, compared with $90.2 million in 2003. Services revenue totaled $76.7 million, compared to $78.1 million in 2003. On a GAAP basis, the Company reported net income per share of $0.14, compared to a net loss of $0.38 in 2003. On an operational, or non-GAAP basis, the Company reported earnings per share of $0.19, compared with a $0.06 loss per share in 2003.

Looking ahead to the first quarter of 2005, the Company anticipates total revenue to be in the range of $41 million to $44 million, software license and maintenance revenue to be in the range of $23 million to $25 million and non-GAAP operational income to be in the range of $0.04 to $0.06 per share.

About Retek Inc.

Founded in 1986, Retek Inc. (Nasdaq: RETK) is the leading worldwide provider of mission-critical software and services to the retail industry. Retek’s goal is to make our customers the most successful retailers in the world. Retek solutions integrate collaborative software with patented predictive technologies, consulting services and the best practices of customers and partners to help retailers create, manage and fulfill consumer demand. Retek solutions can be deployed individually to meet specific business needs, or as part of a scalable and fully integrated, end-to-end solution. The primary software solutions consist of six integrated, but independently deployable groups of products — Merchandise Operations Management, Store & Multi-Channel Retailing, Supply Chain Planning & Optimization, Supply Chain Execution, Merchandise Planning & Optimization, and Demand Planning. Leading global retailers including Tesco, Best Buy, Gap Inc., Sainsbury’s and Selfridges use Retek solutions. Visit Retek on the Web at www.retek.com. Retek is a trademark of Retek Inc. Other names may be trademarks of their respective owners.

Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance and may, in some cases, be identified by terminology such as “may”, “will”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or the negative of these terms or other comparable terminology. Any such statements, including the Company’s estimates of revenue and non-GAAP operational income for the fourth quarter of 2004 are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, without limitation, fluctuations in our quarterly operating results, our restructuring plans and cost reduction measures failing to achieve the desired results, on-going litigation that may result in substantial costs and divert management’s attention and resources, the demand for and market acceptance of our software solutions, retailers spending allocated budgets, our ability to develop and market new products on a timely basis, general economic conditions in the retail industry and other risks and uncertainties that are described from time to time in the Company’s Annual Report on Form 10-K for year ended December 31,2003, and other reports filed with the Securities and Exchange Commission.

Retek Inc.
Consolidated Statements of Operations
(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	2004	2003	2004	2003
Revenue:
License and maintenance	$21,668	$24,636	$97,579	$90,195
Services and other	18,087	19,444	76,656	78,134

Total revenue	39,755	44,080	174,235	168,329
Cost of revenue:
License and maintenance	5,668	7,975	29,511	27,559
Non-cash purchased software amortization	873	739	2,909	3,488

Total cost of license and maintenance revenue	6,541	8,714	32,420	31,047
Services and other	10,960	13,888	52,122	57,625

Total cost of revenue	17,501	22,602	84,542	88,672

Gross profit	22,254	21,478	89,693	79,657

Operating expenses:
Research and development	7,086	10,715	34,189	44,527
Sales and marketing	7,129	7,015	31,492	33,685
General and administrative	3,376	3,230	11,228	14,913
Acquisition related amortization of intangibles	937	1,576	5,676	6,591
Restructuring expense	(570)	—	(570)	168

Total operating expenses	17,958	22,536	82,015	99,884

Operating income (loss)	4,296	(1,058)	7,678	(20,227)

Other income, net	750	365	1,866	1,465

Income (loss) before income tax provision	5,046	(693)	9,544	(18,762)
Income tax provision	360	1,596	1,329	1,771

Net income (loss)	$4,686	$(2,289)	$8,215	$(20,533)

Basic net income (loss) per common share	$0.08	$(0.04)	$0.15	$(0.38)

Weighted average shares used in computing basic net income (loss) per common share	56,022	54,435	55,642	53,801

Diluted net income (loss) per share	$0.08	$(0.04)	$0.14	$(0.38)

Weighted average shares used in computing diluted net income (loss) per share	57,179	54,435	57,267	53,801

Retek Inc.
Reconciliation from GAAP to non-GAAP Operational Income
(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	2004	2003	2004	2003
GAAP operating income (loss)	$4,296	$(1,058)	$7,678	$(20,227)
Acquisition related amortization	1,810	2,315	8,585	10,079
Compensation non-cash charges	4	97	29	1,356
Restructuring expense	(570)	—	(570)	168
Accelerated depreciation related to lease abandonment	—	—	—	1,908
CEO severance costs	—	—	—	700
Non-operational accrual adjustment	—	—	—	(390)
Other income, net	750	365	1,866	1,465

Operational income (loss) before operational income tax provision (benefit)	6,290	1,719	17,588	(4,941)

Non-GAAP operational income tax provision (benefit)	2,359	645	6,596	(1,853)

Non-GAAP operational income (loss)	$3,931	$1,074	$10,992	$(3,088)

Non-GAAP basic operational income (loss) per share	$0.07	$0.02	$0.20	$(0.06)

Shares used in computing basic operational income (loss) per share	56,022	54,435	55,642	53,801

Non-GAAP diluted operational income (loss) per share	$0.07	$0.02	$0.19	$(0.06)

Shares used in computing diluted operational income (loss) per share	57,179	57,006	57,267	53,801

We provide non-GAAP operational income (loss) and non-GAAP operational income (loss) per share in the press release as additional information for our operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States and may be different from operational income and per share measures used by other companies. Operational income has been adjusted to exclude the effects of non-cash expenses for stock-based compensation, amortization of intangibles, accelerated depreciation, and non-operational accrual adjustments. We believe this presentation of operational income and operational income per share provides useful information to investors regarding certain additional financial and business trends relating to our financial condition and results of operations. The effective operational income tax rate used in calculating operational income (loss) is 37.5%. This effective tax rate is an assumed rate and is not the same as the effective income tax rate that we would report if this income (loss) were computed using generally accepted accounting principles in the United States.

Retek Inc.
Consolidated Balance Sheet
(Unaudited, in thousands)

	Dec. 31,	Dec. 31,
	2004	2003
Assets
Cash and cash equivalents	$41,599	$54,275
Investments	49,359	36,287
Accounts receivable, net	29,692	33,699
Other current assets	7,129	5,827

Total current assets	127,779	130,088

Investments	11,647	3,658
Property and equipment, net	8,932	12,227
Intangible assets, net	10,183	18,208
Goodwill	13,817	13,817
Other assets	177	231

Total assets	$172,535	$178,229

Liabilities and stockholders’ equity
Accounts payable	$9,542	$15,739
Accrued liabilities	5,834	10,410
Accrued restructuring costs	2,875	2,757
Deferred revenue	38,405	32,000
Note payable	—	78

Total current liabilities	56,656	60,984

Accrued restructuring, net of current portion	8,252	11,717
Deferred revenue, net of current portion	3,758	16,617

Total liabilities	68,666	89,318

Stockholders’ equity
Common stock	561	547
Paid-in-capital	288,875	283,449
Deferred stock compensation	(13)	(45)
Accumulated other comprehensive income	3,581	2,310
Accumulated deficit	(189,135)	(197,350)

Total stockholders’ equity	103,869	88,911

Total liabilities and stockholders’ equity	$172,535	$178,229